Exhibit 99.1

June 26, 2018

Dear Shareholder,

We are writing to update you on important recent events, including actions taken by our board of directors given the company’s maturation phase. Since we closed the company’s offering in September 2015, we have completed our ground-up construction projects and continue to stabilize properties that were recently finished and/or still in their lease-up phases. We continue to actively manage the company’s real estate assets and make capital improvements as needed to existing properties to drive incremental value, and be very strategic with debt maturities and managing our floating interest rate exposure.

As previously signaled, last year we began evaluating strategic alternatives to provide liquidity to our shareholders. As part of that initiative, we have recently formed a special committee, engaged financial advisors, and suspended our distribution reinvestment and redemption plans.

Special Committee & Strategic Alternatives

We are pleased to announce that in April 2018 we formed a special committee of the board to consider possible strategic alternatives. The company’s options include, but are not limited to, listing on a national securities exchange; an orderly sale of the company’s assets and distribution of the net sales proceeds; and a business combination or any other transaction with a third party/parties to provide cash and/or securities of a publicly traded company.

The special committee has engaged KeyBanc Capital Markets Inc. and HFF Securities L.P. as financial advisors to the special committee to assist with the exploration and execution of potential strategic alternatives. However, the company is not obligated to enter into any transaction.

Distribution Reinvestment Plan (DRP)

Considering the developments above, and as is typical for a company moving into its later life stage, our board of directors determined that it is in the best interest of the company to suspend the DRP effective July 11, 2018. Participants in the DRP will receive their distributions in cash instead of common stock beginning with the third quarter distribution, which will be paid on or about Sept. 11, 2018, until such time, if at all, that the board reinstates the DRP in accordance with the terms of the plan. For IRAs and other qualified accounts, the cash distributions will be sent to the shareholder’s custodian of record.

Redemption Plan

Similarly, our board of directors suspended the company’s share Redemption Plan as of July 11, 2018. We accepted redemption requests received in good order up until the close of business on May 31, 2018 and will redeem approximately $10.9 million of these redemption requests in accordance with the terms of our Amended and Restated Redemption Plan. The remaining redemptions and all other new requests received through July 11, 2018, will be placed in the redemption queue and will remain there until such time, if at all, that the board reinstates the Redemption Plan in accordance with the terms of the plan. There can however, be no guarantee that the Redemption Plan will be reinstated by the board of directors or that the redemption queue will be satisfied.

Looking Ahead

On behalf of our board of directors and the management team of CNL Healthcare Properties, thank you for your investment. We are entering a dynamic time in the company’s life cycle and look forward to updating you on additional material matters as events unfold over the coming months. Please contact your financial advisor or Client Services at 866-650-0650, option 3 and then option 0 with any questions you may have.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial representative